Exhibit 10(j)

[TENET LETTERHEAD]

June 21, 2013

Mr. Keith B. Pitts

Vice Chairman

Vanguard Health Systems, Inc.

Dear Keith:

I am pleased to offer you supplemental compensation and benefits in consideration of your transition to Tenet Healthcare Corporation in connection with Tenet’s acquisition of Vanguard Health Systems, Inc. (“Acquisition”).  By accepting these terms, you agree to waive any occurrence of “good reason” under your employment agreement with Vanguard that results from Vanguard no longer being a publicly-traded company as a result of the Acquisition or your acceptance of your role described herein.  Except as modified below, other terms of your employment agreement will remain in effect.  The terms included in this letter are contingent on the successful closing of the Acquisition and become effective at that time.

1.              Role:  Vice Chairman of Tenet, reporting to Tenet’s President and Chief Executive Officer.  Your position will be located at Tenet’s headquarters in Dallas after a reasonable transition period from Nashville to be mutually agreed upon.  (See Addendum for additional detail.)

2.              Compensation and Benefits:  You will be entitled to compensation and benefits as follows:

a.              Base Compensation:  Your base compensation will continue to be an annual exempt rate of $700,000.00, payable bi-weekly.

b.              Benefits:  You are eligible to receive all standard employee benefits in accordance with Tenet plans.

c.               Annual Incentive Plan:  Your position is eligible to participate in Tenet’s Annual Incentive Plan (AIP) according to the terms of the Plan.  Your target award will continue to be 100% of your base salary.  Participating in the AIP does not guarantee that an award will be made.

d.              Manager’s Paid Time Off Plan:  You are eligible to participate in the company’s paid time off plan (the “MTO Plan”) according to your tenure with the company (4 weeks per year).

e.               Long Term Incentives.  As Vice Chairman, you will be eligible for future long-term incentive grants, which are typically awarded annually and based on guidelines established by Tenet’s Compensation Committee.  In your role, the current guideline for such an award has an annual value of between $2,000,000 and $2,500,000.  In addition, you will receive an up-front grant of restricted stock units (“RSUs”) valued at $2,500,000, which will be granted upon closing of the Acquisition. The RSUs will vest in the same manner as standard annual Tenet RSU grants, over three years in one-third annual increments.

3.              Relocation:  Tenet will provide relocation benefits related to your move to Dallas in accordance with its relocation policies for key executives.  The details of these benefits will be provided in a separate communication.

4.              Supplemental Executive Retirement Plan:  You will be eligible to participate in Tenet’s supplemental executive retirement plan (SERP), which provides enhanced retirement, disability and life insurance benefits, effective as of the close of the Acquisition.  Upon completion of five years of service with Tenet following the closing of the Acquisition, the SERP will credit your pre-closing service with Vanguard for purposes of calculating SERP benefits.  Details of that plan (e.g., benefit accrual levels, vesting terms) will be provided in a separate communication.  Should Tenet’s Compensation Committee determine to freeze or terminate the SERP plan following the Acquisition, you will be provided with a substitute of similar value.

5.              Executive Severance Plan:  At the time specified in the next paragraph, you will be eligible to participate in the Executive Severance Plan, which provides you with certain severance benefits in the event of a Qualifying Termination (i.e., Not for Cause or Good Reason) as defined in the plan.  These benefits include severance benefits of two and one-half years of base salary and target annual bonus for a Qualifying Termination, and three years base salary and target annual bonus for Qualifying Termination related to a Change of Control.

Participation will require execution of a Tenet Executive Severance Plan Agreement.  Upon execution of this agreement, which must be completed within one year of the closing of the Acquisition, both parties agree to terminate your existing employment agreement with Vanguard.

You will receive a separate communication containing more details about the plan, your participation in the plan and an agreement which you will need to sign, from the Executive Compensation Department following your employment date with Tenet.

6.              Use of Company Aircraft:  You will have priority access to private aircraft for business travel in accordance with Tenet’s policies.

All payments to you are subject to applicable tax withholding, and nothing in this letter constitutes a contract to employ you for any specified time.  This letter may be modified only by a writing signed by both you and a designated senior officer of Tenet.

If you accept these supplemental items and benefits, please sign and date this letter and return it to me.  We are very excited about the Acquisition and look forward to you joining our team.

Sincerely,

/s/ Trevor Fetter

Trevor Fetter
President and CEO

cc: Cathy Fraser, SVP Human Resources
Paul Slavin, VP Executive and Corporate HR Services

Acknowledged and accepted:

/s/ Keith B. Pitts	Date:	6/24, 2013
Signature

Addendum

Responsibilities of Vice-Chairman:

A.            Primary responsibilities:

1.              Responsible for sourcing, evaluating, and executing material mergers, acquisitions, divestitures, investments, joint ventures and similar corporate development activities across Tenet’s business lines

2.              Management responsibility for Tenet’s current acquisitions and development department

3.              Member of Tenet’s Senior Operating Committee (top corporate officers)

4.              Advisor on strategies to Tenet’s CEO

5.              Member of the board of managers (equivalent to board of directors) of Conifer

6.              Represent Tenet as a director of the Federation of American Hospitals and other national-level industry or business organizations

7.              Participate in all Tenet board meetings

8.              Co-Chair of Tenet’s Capital Expenditure Review Committee (“CERC”)(1)

B.            Extensive involvement in the following areas, in coordination with functional leaders:

1.              Investor relations (i.e., represent Tenet at selected investor conferences or road shows, in coordination with CFO and SVP of IR)

2.              Government relations (in coordination with SVP Public Affairs)

3.              Industry relations (i.e., represent Tenet at industry conferences, C-level industry meetings, or other venues, in coordination with SVP Public Affairs)

(1)  This management committee approves key investments/expenditures greater than $5 million.